As filed with the Securities and Exchange Commission on February 5, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTELIQUENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	31-1786871
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

550 West Adams Street, 9th Floor Chicago, Illinois	60661
(Address of Principal Executive Offices)	(Zip Code)

Neutral Tandem, Inc. (n/k/a Inteliquent, Inc.) Amended and Restated 2007 Equity Incentive Plan

(Full title of the plan)

Matthew Carter, Jr.

Chief Executive Officer

Inteliquent, Inc.

550 West Adams Street, 9th Floor

Chicago, IL 60661

Telephone: (312) 384-8000

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Gerald T. Nowak

Theodore A. Peto

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Telephone: (312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one)

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.001 per share	677,824(3)	$17.03	$11,543,342.72	$1,162.41

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the Neutral Tandem, Inc. (n/k/a Inteliquent, Inc.) Amended and Restated 2007 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.
(2)	The proposed maximum offering price is calculated pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act on the basis of the average of the high and low sale prices for the shares of common stock as reported on The NASDAQ Global Market on February 2, 2015 solely for the purpose of calculating the registration fee.
(3)	Represents additional shares of common stock authorized as of January 1, 2016 under the evergreen provision of the Plan.

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8 under the Securities Act, this Registration Statement on Form S-8 is filed by Inteliquent, Inc. (the “Company”) for the purpose of registering additional shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) under the Plan. The number of shares of Common Stock available for issuance under the Plan is subject to an automatic annual increase on the first day of each of the Company’s fiscal years beginning in 2009 and ending in 2017 equal to the lesser of (i) two percent (2%) of the shares of Common Stock outstanding on the last day of the immediately preceding fiscal year or (ii) such lesser number of shares of Common Stock as determined by the Compensation Committee of the Board of Directors (the “Evergreen Provision”). Accordingly, the number of shares of Common Stock available for issuance under the Plan was increased by 677,824 shares effective January 1, 2016. This Registration Statement registers the 677,824 additional shares of Common Stock available for issuance under the Plan as a result of the Evergreen Provision.

The shares of Common Stock registered pursuant to this Registration Statement are of the same class of securities as the shares of Common Stock registered for issuance under the Plan pursuant to the currently effective Registration Statement on Form S-8 (Registration No. 333-147202) filed on November 7, 2007. On April 21, 2009, the Company filed an additional Registration Statement on Form S-8 (Registration No. 333-158668) to register an additional 647,147 shares under the Plan effective January 1, 2009 as a result of the Evergreen Provision. On May 5, 2010, the Company filed an additional Registration Statement on Form S-8 (Registration No. 333-166535) to register an additional 672,570 shares under the Plan effective January 1, 2010 as a result of the Evergreen Provision. In addition, on May 10, 2011, the Company filed an additional Registration Statement on Form S-8 (Registration No. 333-174092) to register an additional 663,324 shares under the Plan effective January 1, 2011 as a result of the Evergreen Provision. In addition, on February 17, 2012, the Company filed an additional Registration Statement on Form S-8 (Registration No. 333-179566) to register an additional 630,402 shares under the Plan effective January 1, 2012 as a result of the Evergreen Provision. In addition, on February 27, 2013, the Company filed an additional Registration Statement on Form S-8 (Registration No. 333-186923) to register an additional 646,692 shares under the Plan effective January 1, 2013 as a result of the Evergreen Provision. In addition, on September 30, 2013, the Company filed an additional Registration Statement on Form S-8 (Registration No. 333-191466) to register an additional 111,826 shares under the Plan in connection with certain antidilutive adjustments permitted under the terms of the Plan with respect to the payment of a special cash dividend. In addition, on February 4, 2014, the Company filed an additional Registration Statement on Form S-8 (Registration No. 333-193750) to register an additional 644,292 shares under the Plan effective January 1, 2014 as a result of the Evergreen Provision. In addition, on January 26, 2015, the Company filed an additional Registration Statement on Form S-8 (Registration No. 333-201701) to register an additional 669,169 shares under the plan effective January 1, 2015. Such previously filed Registration Statements on Form S-8 are referred to herein as the “Original Registration Statements.” The contents of the Original Registration Statements, including any amendments thereto or filings incorporated therein, are incorporated herein by this reference. Any items in the Original Registration Statements not expressly changed hereby shall be as set forth in the Original Registration Statements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company incorporates by reference into this Registration Statement on Form S-8 the contents of the Original Registration Statements and the following documents filed with the Securities and Exchange Commission (the “Commission”) (excluding any portion of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on February 26, 2015;

(b) The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015, filed with the Commission on October 29, 2015;

(c) The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015, filed with the Commission on July 23, 2015;

(d) The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, filed with the Commission on April 23, 2015;

(e) The Company’s Current Report on Form 8-K, filed with the Commission on January 11, 2016;

(f) The Company’s Current Report on Form 8-K, filed with the Commission on November 12, 2015;

(g) The Company’s Current Report on Form 8-K, filed with the Commission on November 5, 2015;

(h) The Company’s Current Report on Form 8-K, filed with the Commission on October 22, 2015 (as amended on January 27, 2016);

(i) The Company’s Current Report on Form 8-K, filed with the Commission on August 20, 2015;

(j) The Company’s Current Report on Form 8-K, filed with the Commission on August 18, 2015;

(k) The Company’s Current Report on Form 8-K, filed with the Commission on August 10, 2015;

(l) The Company’s Current Report on Form 8-K, filed with the Commission on June 24, 2015;

(m) The Company’s Current Report on Form 8-K, filed with the Commission on June 5, 2015;

(n) The Company’s Current Report on Form 8-K, filed with the Commission on May 20, 2015;

(o) The Company’s Current Report on Form 8-K, filed with the Commission on May 11, 2015;

(p) The Company’s Current Report on Form 8-K, filed with the Commission on March 23, 2015;

(q) The Company’s Current Report on Form 8-K, filed with the Commission on March 17, 2015;

(r) The Company’s Current Report on Form 8-K, filed with the Commission on February 12, 2015;

(s) The Company’s Current Report on Form 8-K, filed with the Commission on January 16, 2015; and

(t) The description of the Company’s Common Stock contained in Item 1 of the Company’s Registration Statement on Form 8-A, filed pursuant to Section 12(b) of the Exchange Act initially on October 29, 2007 (File No. 001-33778), as amended.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware.

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s amended and restated certificate of incorporation provides that no director shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent required from time to time by applicable law, (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A similar standard of care is applicable in the case of actions by or in the right of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action was brought determines that, despite the adjudication of liability but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the Delaware Court of Chancery or other court shall deem proper.

The Company’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law and except as otherwise provided in the Company’s amended and restated bylaws, none of the Company’s directors shall be liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty. The Company’s amended and restated certificate of incorporation and amended and restated bylaws provide that the Company will indemnify each person who is or was or had agreed to become a director or officer of the Company or who is or was serving or who had agreed to serve at the request of our Board of Directors or an officer of the Company as an employee or agent of the Company or as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise (including without limitation any employee benefit plan or any trust associated therewith), to the full extent permitted from time to time by the Delaware General Corporation Law or any other applicable laws as presently or hereafter in effect. In addition to the indemnification provided for in the Company’s amended and restated certificate of incorporation, the Company has entered into separate indemnification agreements with certain of our directors and executive officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require the Company, among other things, to indemnify it’s directors and executive officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his service as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. The Company believes that these provisions and agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The Company maintains a directors’ and officers’ liability insurance policy to insure our directors and officers against liability for actions or omissions occurring in their capacity as a director or officer, subject to certain exclusions and limitations.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on February 5, 2016.

INTELIQUENT, INC.

By:	/s/ Matthew Carter, Jr.
Name:	Matthew Carter, Jr.
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Matthew Carter, Jr., Kurt J. Abkemeier and Richard L. Monto, and each of them individually, with full power of substitution and resubstitution, his or her true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on February 5, 2016.

POWER OF ATTORNEY

Signature	Title

/s/ Matthew Carter, Jr.
Matthew Carter, Jr.	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Kurt J. Abkemeier
Kurt J. Abkemeier	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ James P. Hynes
James P. Hynes	Director

/s/ Rian J. Wren
Rian J. Wren	Director

/s/ Lawrence M. Ingeneri
Lawrence M. Ingeneri	Director

/s/ Timothy A. Samples
Timothy A. Samples	Director

/s/ Edward M. Greenberg
Edward M. Greenberg	Director

/s/ Joseph A. Beatty
Joseph A. Beatty	Director

/s/ Lauren F. Wright
Lauren F. Wright	Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation (1)

4.2	Second Amended and Restated By-laws (2)

4.3	Specimen certificate evidencing shares of Common Stock (3)

4.4	Amended and Restated 2007 Equity Incentive Plan (4)

5.1	Opinion of Kirkland & Ellis LLP with respect to the legality of the shares of Common Stock being registered hereby *

23.1	Consent of Deloitte & Touche LLP *

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1) *

24.1	Power of Attorney of certain officers and directors of the Company to file future amendments (set forth on the signature page of this Registration Statement) *

*	Filed herewith.
(1)	Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013 (File No. 001-33778) and incorporated herein by reference.
(2)	Filed as an exhibit to the Company’s Current Report on Form 8-K/A filed on January 27, 2016 (File No. 001-33778) and incorporated herein by reference.
(3)	Filed as an exhibit to Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference.
(4)	Filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (File No. 001-33778) and incorporated herein by reference.